Exhibit 24(a)

POWER OF ATTORNEY
Directors and Certain Officers of TRW Inc.

THE UNDERSIGNED Directors and Officers of TRW Inc. hereby appoint W. B. Lawrence, D. F. Menz, K. C. Syrvalin and K. A. Weigand and each of them, as attorneys for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in the capacity specified, to prepare or cause to be prepared, to execute and to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (1) a Registration Statement with respect to shares of TRW Common Stock offered in connection with the TRW UK Share Purchase Plan; (2) any and all amendments (including post-effective amendments), prospectuses and exhibits to such Registration Statements; and (3) any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the securities to which such Registration Statement relates, with full power and authority to take or cause to be taken such other action which in the judgment of such person may be necessary or appropriate to effect the filing of such document.

EXECUTED the dates set forth below.

/s/ D. M. Cote D. M. Cote July 25, 2001	/s/ T. A. Connell T. A. Connell July 25, 2001	/s/ M. H. Armacost M. H. Armacost July 25, 2001

/s/ M. Feldstein M. Feldstein July 25, 2001	/s/ K. W. Freeman K. W. Freeman July 25, 2001	/s/ R. M. Gates R. M. Gates July 25, 2001

/s/ G. H. Heilmeier G. H. Heilmeier July 25, 2001	/s/ C. R. Hollick C. R. Hollick July 25, 2001	/s/ K. N. Horn K. N. Horn July 25, 2001

/s/ H. V. Knicely H. V. Knicely July 25, 2001	/s/ D. B. Lewis D. B. Lewis July 25, 2001	/s/ L. M. Martin L. M. Martin July 25, 2001

/s/ J.D. Ong J. D. Ong July 25, 2001